Exhibit 4.1

AMERIPRISE FINANCIAL

DEFERRED EQUITY PROGRAM

FOR INDEPENDENT FINANCIAL ADVISORS

Adopted effective as of September 30, 2005

AMERIPRISE FINANCIAL

DEFERRED EQUITY PROGRAM

FOR INDEPENDENT FINANCIAL ADVISORS

Adopted effective as of September 30, 2005

Purpose

The purpose of the Plan is to provide a means for the deferral by Eligible Financial Advisors of GDC. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

Article 1

Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the meanings indicated in this Article 1:

1.01	“Account Adjustment” shall mean an adjustment made to the balance of any Plan Account in accordance with Section 3.05 hereof.
1.02	“Advisor” shall mean an independent contractor who is a party to an effective Franchise Agreement.
1.03

“Aggregate Vested Balance” shall mean, with respect to the Plan Accounts of any Participant as of a given date, the sum of the amounts that have become vested under all of the Participant’s Plan Accounts, as adjusted to reflect all applicable Account Adjustments and all prior withdrawals and distributions, in accordance with Article 4 of the Plan and the provisions of the applicable Enrollment Forms.

1.04

“Amended Beneficiary Designation Form” shall mean the Amended Beneficiary Designation Form required by the Committee to be signed and submitted by a Participant to effect a permitted change in the designation of a Participant’s Beneficiary or Beneficiaries previously made by the Participant under any Beneficiary Designation Form.

1.05

“Annual Deferral Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amount credited in a Plan Year with respect to a Participant’s elective deferral for such Plan Year in accordance with Sections 3.01 and 3.02 of the Plan, as adjusted to reflect all applicable dividend crediting pursuant to Section 3.04 and Account Adjustments pursuant to Section 3.05 hereof.

1.06	“Annual Election Form” shall mean the Annual Election Form required by the Committee to be signed and submitted by a Participant by the December 31 immediately preceding the start of each Plan Year in connection with the Participant’s Annual Participant Deferral Percentage election with respect to a given Plan Year.
1.07	“Annual Participant Deferral Percentage” shall mean the percentage of GDC a Participant elects to defer in respect of a particular Plan Year pursuant to Section 3.01(a).
1.08	“Annual Stock Match” shall mean the aggregate amount credited to a Participant in respect of a particular Plan Year pursuant to Section 3.03 hereof.
1.09

“Annual Stock Match Account” shall mean a notional, bookkeeping account established under the Plan to reflect the amount credited in a Plan Year with respect to a Participant’s Annual Stock Match for a such Plan Year in accordance with Section 3.03 of the Plan, as adjusted to reflect all applicable dividend crediting pursuant to Section 3.04 and Account Adjustments pursuant to Section 3.05 hereof.

1.10

“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 6 hereof, that are entitled to receive a Participant’s Aggregate Vested Balance under the Plan in the event of the Participant’s death.

1.11	“Beneficiary Designation Form” shall mean the Beneficiary Designation Form or Amended Beneficiary Designation Form last signed and submitted by a Participant and accepted by the Committee.
1.12	“Board” shall mean the board of directors of the Company.
1.13	“Change in Control” has the meaning set forth in Section 4.03(a) herein.
1.14	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.
1.15	“Committee” shall mean the Compensation and Benefits Committee of the Company or such other committee designated by the Board to administer the Plan.
1.16	“Company” shall mean Ameriprise Financial, Inc., a Delaware corporation, and any successor to all or substantially all of its assets or business.
1.17	“Company Stock” shall mean the common stock, par value $0.01 per share, of the Company.
1.18	“Disability” shall have the meaning set forth in Section 409A of the Code.
1.19	“Distribution Election” shall mean an irrevocable election made in accordance with Section 4.01 hereof.

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1.20

“Distribution Election Form” shall mean the Distribution Election Form required by the Committee to be signed and submitted by a Participant with respect to a Distribution Election for a given Plan Year.

1.21	“Elected Amount” shall mean the aggregate amount a Participant elects to defer in respect of a particular Plan year pursuant to Section 3.01(a).
1.22	“Eligible Financial Advisor” shall mean an Advisor who meets eligibility criteria established by the Committee to participate in the Plan for a given Plan Year.
1.23

“Enrollment Forms” shall mean, for any Plan Year, the Annual Election Form, the Distribution Election Form, the Beneficiary Designation Form and any other forms or documents which may be required of a Participant by the Committee, in its sole discretion.

1.24	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.25	“Financial Planning GDC” shall mean GDC from any financial plan account governed by an ADV that requires an annual written deliverable.
1.26	“Franchise Agreement” shall mean an Independent Advisor Business Franchise Agreement, including all addenda and amendments thereto, entered into between a Participating Company and an Advisor.
1.27	“GDC” shall mean a Participant’s gross dealer concessions which shall be expressed in U.S. dollars.
1.28	“Investment Benchmark” shall mean a benchmark made available under the Plan from time to time by the Committee for purposes of valuing Plan Accounts.
1.29	“Mandatory Early Distribution” shall mean the portion of a Participant’s Elected Amount paid to the Participant by a Participating Company in accordance with Section 3.05(b) hereof.
1.30

“Market Value” of a share of Company Stock shall mean the fair market value thereof, with respect to dividends paid on Company Stock, Elected Amounts and payments made pursuant to Section 3.05(b) hereof, as the case may be, which shall be the price per common share which is equal to the closing price per common share of Company Stock on the NYSE as of the date of determination. If at any time the Company Stock is no longer listed or traded on the NYSE, the Market Value shall be calculated in such manner as may be determined by the Committee from time to time.

1.31	“NASD” shall mean the National Association of Securities Dealers, Inc.
1.32	“NYSE” shall mean the New York Stock Exchange, Inc.

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1.33

“Participant” shall mean any Eligible Financial Advisor (i) who elects to participate in the Plan, (ii) who signs the applicable Enrollment Forms, (iii) whose signed Enrollment Forms are accepted by the Committee, (iv) who commences participation in the Plan, and (v) whose participation in the Plan has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.34

“Participating Company” shall mean the Company and each of its subsidiaries listed on Schedule A attached hereto, as such Schedule A may be amended by the Committee, in its sole discretion, from time to time.

1.35	“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.
1.36

“Plan” shall mean the Ameriprise Financial Deferred Equity Program for Independent Financial Advisors, which shall be evidenced by this instrument and by each Enrollment Form, as they may be amended from time to time.

1.37	“Plan Accounts” shall mean the Annual Deferral Accounts and Annual Stock Match Accounts, established under the Plan for a Participant.
1.38	“Plan Year” shall mean a period with a duration defined by the Committee from time to time under the Plan.
1.39

“Qualified Transition” shall mean with respect to a Participant, at any time after January 20, 2009: (i) a transfer of 100% of such Participant’s interest in his or her Individual Financial Advisor Business (as such term is defined in the Franchise Agreement) and in all client accounts and (ii) Termination of Franchise Agreement; provided that such Participant meets the Rule of 60 and remits to the Company a signed non-competition and non-solicitation and general release provided by the Company.

1.40

“Reference Date” shall mean the date used to determine the Market Value of a share of Company Stock for purposes of determining the number of Share Units to be credited to a Participant’s Plan Accounts, which date shall be, unless otherwise determined by the Committee and approved by the Board: (a) with respect to dividend payments, the date dividends are paid on Company Stock, (b) with respect to the Elected Amounts, the last trading day prior to and including the last day of a given Service Period, and (c) with respect to any payments pursuant to Section 3.05 (b), the last trading day of the January that includes the last day of the Plan Year to which the relevant deferrals relate.

1.41	“Rule of 60” shall mean that the sum of a Participant’s Years of Association and age must be at least 60.
1.42	“Securities Act” means the Securities Act of 1933, as amended.

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1.43	“Service Period” shall mean any of the biweekly periods of a Plan Year, the first of which begins on the first day of such Plan Year.
1.44

“Settlement Date” shall mean, unless otherwise determined by the Committee, the date on which shares of Company Stock shall be delivered in settlement of Share Units in accordance with Article 4 hereof.

1.45

“Share Unit” shall mean a unit credited to a Participant’s Plan Accounts in accordance with the terms and conditions of the Plan. Each Share Unit shall represent the right to receive a share of Company Stock at the time or times designated in the Plan.

1.46

“Stock Match Crediting Date” shall mean with respect to any Plan Year, the date used to determine the Stock Match Market Value of a share of Company Stock for purposes of determining the number of Share Units to be credited in respect of such Plan Year to a Participant’s Annual Stock Match Account, which date shall be, unless otherwise determined by the Committee and approved by the Board, the last trading day of February following the end of the applicable Plan Year.

1.47

“Stock Match Market Value” of a share of Company Stock with respect to Annual Stock Matches shall mean the fair market value thereof, which shall be the price per common share which is equal to the average closing price per common share of Company Stock on the NYSE during the five trading days immediately preceding the date of determination. If at any time the Company Stock is no longer listed or traded on the NYSE, the Stock Match Market Value shall be calculated in such manner as may be determined by the Committee from time to time.

1.48

“Termination of Franchise Agreement” shall mean, with respect to a Participant, the termination of such Participant’s Franchise Agreement and the subsequent provision of all services to a Participating Company or any of their affiliates, if applicable, voluntarily or involuntarily, under circumstances that would constitute a “separation from service” for purposes of Section 409A of the Code.

1.49	“T & O Plan Account” shall mean the account to which amounts received and adjusted pursuant to the terms of the Transition and Opportunity Stock Program.
1.50	“Transition and Opportunity Stock Program” shall mean the one-time stock bonus program offered by the Company in 2005 to eligible Advisors.
1.51	“Trust” shall mean the trust established in accordance with Article 11 of the Plan.
1.52

“Vesting Date” with respect to the deferred amounts in a Participant’s Plan Accounts for a given Plan Year, the first January 1st following the last day of the Plan Year to which any such Plan Account relates.

1.53	“Voting Securities” means, at any time, the Company’s then outstanding voting securities.

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1.54

“Years of Association” shall mean the years that a Participant has been affiliated with as an independent advisor, or employed by, the Company, the Company’s predecessors, any Participating Company and, solely with respect to affiliation or employment prior to September 30, 2005, American Express Company and its affiliates.

Article 2

Eligibility, Selection, Enrollment

2.01   Eligibility. Participation in the Plan shall be limited to Eligible Financial Advisors. If an Eligible Financial Advisor is permitted to defer Elected Amounts and/or receive an Annual Stock Match in respect of a particular Plan Year, he or she will not automatically be entitled to defer an Elected Amount or receive an Annual Stock Match for any subsequent Plan Year, unless such Eligible Financial Advisor again meets eligibility criteria as established by the Committee for such subsequent Plan Year.

2.02   Enrollment Requirements. As a condition to being eligible to defer an Elected Amount for any Plan Year, each Eligible Financial Advisor shall complete, execute and return to the Committee each of the required Enrollment Forms no later than the December 31 immediately preceding any such Plan Year (or such earlier date as the Committee may establish from time to time).

2.03     Commencement of Participation. Provided an Eligible Financial Advisor in respect of a particular Plan Year has met all enrollment requirements set forth in the Plan and any other requirements imposed by the Committee, including signing and submitting all Enrollment Forms to the Committee within the specified time period, the Eligible Financial Advisor’s designated deferrals with respect to such Plan Year shall commence as of the date established by the Committee in its sole discretion. If an Eligible Financial Advisor fails to meet all such requirements within the specified time period with respect to a Plan Year, such Eligible Financial Advisor shall not be eligible to defer an Elected Amount or receive an Annual Stock Match under the Plan with respect to such Plan Year.

2.04     Subsequent Elections. The Enrollment Forms submitted by a Participant in respect of a particular Plan Year will not be effective with respect to any subsequent Plan Year, except that the Beneficiary Designation Form on file with the Committee will remain effective for all subsequent Plan Years unless and until an Amended Beneficiary Designation Form is submitted to the Committee. If an Eligible Financial Advisor is eligible to participate in the Plan for a subsequent Plan Year and the required Enrollment Forms are not timely delivered for the subsequent Plan Year, the Participant shall not be eligible to defer an Elected Amount or receive an Annual Stock Match under the Plan with respect to such subsequent Plan Year.

Article 3

Participant Deferrals, Commitments, Account Adjustments, and Vesting

3.01	Participant Deferrals.

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(a)        Deferral Election. The Committee shall have sole discretion to determine in respect of each Plan Year: (i) the Eligible Financial Advisors; (ii) the form(s) of compensation which may be the subject of any Elected Amount; and (iii) any other terms and conditions applicable to the Elected Amount. To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer a percentage of his or her GDC for such Plan Year (the “Annual Participant Deferral Percentage”). Such election shall be evidenced by an Annual Election Form completed by a Participant and submitted to the Committee in accordance with the procedures and time frames as may be established by the Committee in its sole discretion. The aggregate amount that the Participant elected to defer prior to the commencement of a given Plan Year based on the Participant’s Annual Participant Deferral Percentage multiplied by the Participant’s aggregated earned GDC for such Plan Year (the “Elected Amount”) will be credited to the Participant’s Annual Deferral Account in accordance with Section 3.02 below. A separate Annual Deferral Account shall be established and maintained for each Participant’s deferrals with respect to a given Plan Year.

(b)	Deferral Limitations.

(i)             Maximum and Minimum Deferrals. The Committee may from time to time designate a minimum and maximum deferral amount applicable to Participants with respect to a given Plan Year. If an election is made for less than the minimum amount, or if no election is made, the amount deferred shall be zero. If an election is made for more than the maximum amount, the amount deferred shall be equal to the maximum amount deferrable as determined by the Committee.

(ii)           Other Deferral Limitations. In all cases, a Participant’s deferral elections as set forth in Section 3.01(a) shall be made pursuant to the limitations established by the Committee from time to time under the Plan.

3.02     Annual Deferral Account. A Participant’s Elected Amount will be credited to his or her Annual Deferral Account during the Plan Year on the Reference Date for each Service Period in the form of Share Units. Commencing in the Plan Year that begins in calendar year 2006 and subject to adjustment pursuant to the provisions of Sections 3.04 and 3.05 below, the number of Share Units to be credited with respect to a Service Period shall be determined in accordance with the following formula: the quotient of (A) the product of (i) the Participant’s Annual Participant Deferral Percentage multiplied by (ii) the Participant’s GDC for such Service Period, divided by (B) the Market Value of a share of Company Stock on the Reference Date for such Service Period. Fractional Share Units, if any, will be credited to the Participant’s Annual Deferral Account and rounded to three decimal places.

The Committee may, but is not required to, make available other Investment Benchmarks from time to time to measure the value of a Participant’s Plan Accounts.

3.03      Annual Stock Match. If a Participant meets the Minimum Financial Planning GDC Requirement (as described in Section 3.05(a)) for a Plan Year, the Committee may credit a Participant’s Annual Stock Match Account with an Annual Stock Match in respect

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of such Plan Year on the Stock Match Crediting Date. The amount of the Annual Stock Match shall be determined pursuant to the criteria established by the Committee in its sole discretion and shall be expressed as a percentage of the difference between the Participant’s Elected Amount and the Mandatory Early Distribution, if any (the “Match Amount”). If the Committee determines to credit a Participant with an Annual Stock Match in a Plan Year, the number of Share Units to be credited for such Plan Year with effect on the Stock Match Crediting Date shall be equal to the quotient of: (A) the Match Amount, divided by (B) the Stock Match Market Value of a share of Company Stock on the Stock Match Crediting Date for such Plan Year. Fractional Share Units, if any, will be credited to the Participant’s Annual Stock Match Account and rounded to three decimal places. A separate Annual Stock Match Account shall be established and maintained for each Participant and each Annual Stock Match.

3.04     Dividends. A Participant shall, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Franchise Agreement and until the Settlement Date, have credited to each of his or her Plan Accounts on the applicable Reference Date with respect to dividend payments with additional Share Units, the number of which shall be equal to the quotient determined by dividing: (A) the product of (i) one hundred percent (100%) of each dividend declared and paid by the Company on the Company Stock on a per share basis and (ii) the number of Share Units recorded in the Participant’s Plan Accounts on the record date for the payment of any such dividend, by (B) the Market Value of a share of Company Stock on the Reference Date for such dividend, in each case, with fractions computed to three decimal places.

In the event of any change in the capitalization of the Company, the Committee may make such adjustments in the Shares Units credited to Participants’ Plan Accounts on the date on which such change occurs and in such other terms of such Share Units as the Committee may consider appropriate.

3.05	Account Adjustments.

(a)        Minimum Financial Planning GDC Requirement. The Committee may determine that a Participant must earn a minimum amount of Financial Planning GDC in order to effectuate the deferrals requested by such Participant for a Plan Year (the “Minimum Deferral Threshold”). Whether a Participant has met the Minimum Deferral Threshold will be determined by the Committee on the last day of the applicable Plan Year and will be based on an objective standard. If a Participant does not meet the Minimum Deferral Threshold for a given Plan Year, the value of the Share Units credited during such Plan Year pursuant to a Participant’s Elected Amount (including any dividends credited on the Participant’s Elected Amount during such Plan Year) will be distributed to the Participant in cash based on the Market Value of Company Stock at the time the distribution is processed, but in any case no later than March 15 immediately following the Plan Year to which such deferrals relate.

(b)        Mandatory Early Distribution. On the last day of each Plan Year, the Committee shall determine the amount of Financial Planning GDC earned by each Participant in respect of such Plan Year. If such amount is greater than the Minimum Deferral Threshold but less than the Elected Amount, the Company will, or will cause a Participating Company to: (i) distribute to the Participant a lump sum cash payment equal to the lesser of (A) the difference

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between the Participant’s earned Financial Planning GDC and the Elected Amount and (B) the amount in such Participant’s Annual Deferral Account on the applicable Reference Date (either such amount, the “Mandatory Early Distribution”), (ii) debit the Participant’s Annual Deferral Account by a number of Share Units determined by dividing (A) the Mandatory Early Distribution by (B) the Market Value on the applicable Reference Date. Any such distribution will be made no later than March 15 immediately following the end of the Plan Year to which such deferrals relate.

3.06	Vesting.

(a)     Forfeiture of Unvested Amounts. Except as expressly set forth in Sections 3.06(c) and 3.06(d) below, as of the date of a Participant’s Termination of Franchise Agreement (including a termination for Cause as defined in Section 17 of the Franchise Agreement), the amounts credited to the Participant’s Plan Accounts shall be reduced by the amount which has not become vested in accordance with the vesting provisions set forth below, and such unvested amounts shall be forfeited by the Participant.

(b)     Vesting of Amounts. The Participant shall be vested in all amounts credited to his or her Plan Accounts with respect to amounts deferred for a given Plan Year and proportionate earnings on such amounts based on the following schedule:

Amount vested	Date of vesting
25%	The Vesting Date
25%	One Year following the Vesting Date
25%	Two Years following the Vesting Date
25%	Three Years following the Vesting Date

Notwithstanding anything to the contrary, the Committee has the discretion to change the vesting schedule for any subsequent Plan Year at any time before Eligible Financial Advisors are required to submit their Annual Election Forms for such Plan Year.

(c)     Vesting upon Plan Termination. In the event of a termination of the Plan as it relates to any Participant, all amounts credited to any and all Plan Accounts of such Participant as of the effective date of such termination shall be 100% vested and paid to the Participant, to the extent not yet paid, in a lump sum as soon as reasonably practical after termination of the Plan.

(d)     Vesting upon Certain Events. Notwithstanding anything to the contrary contained in the Plan or any Annual Election Form, the Committee shall have the authority, exercisable in its sole discretion, to accelerate the vesting of any amounts credited to any Plan Account of any Participant and any such acceleration shall be evidenced by a written notice to the Participant setting forth in detail the Plan Account(s) and the amounts affected by the Committee’s decision to accelerate vesting and the terms of the new vesting schedule applicable

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to such amounts. Unless otherwise determined by the Committee, the following sets forth the guidelines the Committee shall follow with respect to accelerated vesting of Plan Accounts:

(i)            Death. In the case of a Participant’s death, all amounts credited to the Plan Accounts of the affected Participant shall be 100% vested and shall be paid to the Participant or the Participant’s Beneficiary, to the extent not yet paid, in a lump sum notwithstanding any elections made by the Participant on his or her Distribution Election Forms, and the Annual Election Forms relating to each the Participant’s Plan Accounts shall terminate upon full payment of such Plan Accounts. Such lump sum payment will be made as soon as administratively practical after the date on which the Committee is notified in writing of the Participant’s death.

(ii)           Disability. In the case of the Participant’s Disability, all amounts credited to the Plan Accounts of the affected Participant shall be 100% vested and shall be paid to the Participant, to the extent not yet paid, in accordance with any such Participant’s Distribution Election Forms. From and after the date that a Participant is deemed to have suffered a Disability, any standing deferral election of the Participant shall automatically be terminated and no further deferrals shall be made with respect to the Participant under the Plan.

(iii)          Qualified Transition. In the case of a Qualified Transition, a Participant’s Plan Accounts shall be immediately 100% vested and paid to the Participant, to the extent not yet paid, in accordance with such Participant’s Distribution Election Forms. For purposes of clarification, if the Participant who has a Qualified Transition elected to receive a distribution of his or her Plan Accounts in annual installment payments commencing following Termination of Franchise Agreement, the effective date of the Termination of Franchise Agreement for purposes of the distribution provisions of the Plan will be deemed to be the effective date of the Qualified Transition. No transition that occurs prior to January 20, 2009 will be considered a Qualified Transition under the Plan.

(iv)         Transfer to Employee Status. In the event a Participant transfers to employee status by becoming an employee of the Company or any Participating Company, the Participant’s Plan Accounts will continue to vest in accordance with Section 3.06(b) above and shall be paid to the Participant, to the extent not yet paid, in accordance with the Participant’s Distribution Election Forms. For purposes of the payment provisions of Section 4 of the Plan, a Participant who transfers to employment status will not be deemed to have a “Termination of Franchise Agreement” until the Participant’s employment with the Company and any Participating Company terminates. If employee status is terminated prior to the date on which the Participant’s Plan Accounts have fully vested, all unvested portions of the Plan Accounts will be forfeited, unless otherwise determined by the Committee.

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3.07        Savings Clause. No provision of this Article 3 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

Article 4

Distribution of Plan Accounts

4.01        Distribution Elections. The Participant shall make a Distribution Election at the time he or she completes his or her Annual Election Form with respect to a given Plan Year to have the Aggregate Vested Balance of the Participant’s respective Plan Accounts for that Plan Year distributed as follows:

(i)             Lump sum payments of Aggregate Vested Balance on the first March 31 following each annual vesting date;

(ii)           Lump sum payment on March 31 of a specified year that is at least four years from the last day of the Plan Year in which a given Annual Participant Deferral Percentage was elected; or

(iii)         Annual installment payments following Termination of Franchise Agreement. If this option is elected, the first installment will be paid at the end of the calendar quarter that follows the Participant’s Termination of Agreement and all future installments will be paid on March 31 of a given year, commencing on the March 31 of the year following the year in which the initial installment distribution is made.

4.02     Valuation of Plan Accounts Pending Distribution. To the extent that the distribution of any portion of any Plan Account is deferred, whether pursuant to the limitations imposed under this Article 4 or for any other reason, any amounts remaining to the credit of the Plan Accounts shall continue to be adjusted by the applicable Account Adjustments in accordance with Article 3.

4.03	Change in Control.

(a)        Definition of Change in Control. As used in this Plan, the term “Change in Control” means the occurrence of any of the following:

(i)             Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”) of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company; and provided, further that a Change in Control shall not be deemed to occur solely because any Person

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becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, except that a Change in Control shall occur if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company, and after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities;

(ii)           The individuals who, as of September 30, 2005, are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board; provided, however that if the election or appointment, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii)	The consummation of:

(A)          A merger, consolidation, reorganization or similar transaction (any of the foregoing, a “Business Combination”) with or into the Company or in which securities of the Company are issued, unless such Business Combination is a Non-Control Transaction;

(B)	A complete liquidation or dissolution of the Company; or

(C)           The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is a Business Combination involving the Company where:

(A)          the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such

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Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or issuing its voting securities as part of, such Business Combination (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities;

(B)           the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation; and

(C)           no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation's voting securities outstanding immediately following such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(b)     Payment on Change in Control. Notwithstanding anything to the contrary set forth in a Participant’s Annual Election Form or the Plan, upon the occurrence of a Change in Control, and in the event that the resulting company does not continue the Plan or maintain a comparable plan, each Participant will vest in all amounts attributable to his or her unvested Plan Accounts and the Company will, or will cause a Participating Company to, distribute all previously undistributed Plan Accounts to Participants (or their Beneficiaries, as the case may be).

4.04     Form of Payment. All distributions under the Plan will be paid in Company Stock. Such Company Stock may be newly issued shares, currently traded shares that have been repurchased by the Company or treasury shares. Notwithstanding the foregoing, Mandatory Early Distributions shall be paid in cash.

4.05     Savings Clause. No provision of this Article 4 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

Article 5

Transition and Opportunity Stock Program

5.01	Notwithstanding anything to the contrary set forth herein, effective as of

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January 1, 2006, the Company will, or will cause a Participating Company to, establish a T & O Plan Account under the Plan for each Advisor who is eligible to receive a transition and opportunity stock bonus pursuant to the terms of the Transition and Opportunity Stock Program, whether or not such Advisor is otherwise a Participant under the Plan. All transition and opportunity bonus amounts will be credited to the respective T & O Plan Accounts and distributed to participating Advisors pursuant to the terms of the Transition and Opportunity Stock Program. The T & O Plan Accounts are not eligible to receive dividends.

Article 6

Beneficiary Designation

6.01     Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the beneficiary designation under any other plan or arrangement in which the Participant participates.

6.02     Beneficiary Designation; Change. A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and submitting to the Committee an Amended Beneficiary Designation Form in accordance with the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of an Amended Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

6.03     Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

6.04     No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s Plan Accounts, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate.

6.05     Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Company to withhold such payments until this matter is resolved to the Committee’s satisfaction.

6.06     Discharge of Obligations. The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge the Company, a Participating Company and the Committee from all further obligations under the Plan with respect to the Participant, and each of

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the Participant’s Annual Election Forms shall terminate upon such full payment of benefits.

6.07     Disclaimer of Interest. Subject to certain requirements as determined by the Committee, any Beneficiary shall have the right to disclaim his or her interest under the Plan.

Article 7

Termination, Amendment or Modification

7.01   Termination. Although the Company may anticipate that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to terminate the Plan, at any time, with respect to its participating Eligible Financial Advisors by action of the Board. Upon the termination of the Plan by the Company, subject to Section 4.02, all amounts credited to each of the Plan Accounts of each affected Participant shall be 100% vested and shall be paid to the Participant.

7.02     Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the actions of the Committee; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict the value of a Participant’s Aggregate Vested Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Franchise Agreement as of the effective date of the amendment or modification and (ii) except as specifically provided in Section 7.01 above, no amendment or modification shall be made after a Change in Control which adversely affects the calculation or payment of benefits hereunder or diminishes any other rights or protections any Participant or Beneficiary would have had but for such amendment or modification, unless each affected Participant or Beneficiary consents in writing to such amendment.

7.03     Effect of Payment. The full payment of the applicable benefit under the provisions of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan and each of the Participant’s Annual Election Forms shall terminate.

7.04     Savings Clause. Neither the Company nor any Participating Company shall have any right to so accelerate the payment of any amount in this Article 7 to the extent such right would cause the Plan to fail to comply with, or cause a Participant or such Participant’s Beneficiary to be subject to a tax under, the provisions of Section 409A of the Code.

Article 8

Administration

8.01     Committee Duties. This Plan shall be administered by the Committee. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and

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enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or a Participating Company.

8.02     Agents. In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company. Any reference herein to the Committee shall be deemed to include any person to whom any such duty of the Committee has been delegated.

8.03     Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.04     Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any of its designees to whom duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such designee.

Article 9

Other Benefits and Agreements

The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program made available to Participants. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

Article 10

Claims Procedures

10.01  Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

10.02  Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

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(a)        that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)        that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;
(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)	an explanation of the claim review procedure set forth in Section 10.03 below.

                    10.03     Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(i)	may review pertinent documents;
(ii)	may submit written comments or other documents; and/or
(iii)	may request a hearing, which the Committee, in its sole discretion, may grant.

                    10.04     Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i)	specific reasons for the decision;
(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
(iii)	such other matters as the Committee deems relevant.

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10.05      Arbitration. Any dispute, claim or controversy that may arise between a Participant and the Company or any other person (“Claims”) under the Plan is subject to arbitration, unless otherwise agreed to in writing by the Participant and the Company. To the extent that such Claims are required to be arbitrated under the rules, constitutions, or by-laws of the NASD, as amended form time to time, they will be arbitrated in accordance with the policies and procedures established by the NASD. If either the NASD declines to administer an arbitration of any Claims or the NASD rules do not allow for arbitration of any Claims, the Claims shall be finally decided by arbitration conducted pursuant to the Commercial Dispute Resolution Procedures of the American Arbitration Association ("AAA"), and its Supplementary Rules for Securities Arbitration, or other applicable rules promulgated by the AAA. In addition, all claims, statutory or otherwise, which allege discrimination or other violation of employment laws, including but not limited to claims of sexual harassment, shall be finally decided by arbitration pursuant to the AAA unless otherwise agreed to in writing by a Participant and the Company. By agreement of a Participant and the Company in writing, disputes may be resolved in arbitration by a mutually agreed-upon organization other than the NASD or the AAA. In consideration of the promises and the compensation provided in this Plan, neither a Participant nor the Company shall have a right (a) to arbitrate a Claim on a class action basis or in a purported representative capacity on behalf of any Participants, employees, applicants or other persons similarly situated; (b) to join or to consolidate in an arbitration Claims brought by or against another Participant, employee, applicant or the Participant, unless otherwise agreed to in writing by the Participant and the Company; (c) to litigate any Claims in court or to have a jury trial on any Claims; and (d) to participate in a representative capacity or as a member of any class of claimants in an action in a court of law pertaining to any Claims. Nothing in this Plan relieves a Participant or the Company from any obligation the Participant or the Company may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Section 10.05. Either a Participant or the Company may compel arbitration of any Claims filed in a court of law. In addition, either a Participant or the Company may apply to a court of law for an injunction to enforce the terms of the Plan pending a final decision on the merits by an arbitration panel pursuant to this provision. The Company shall pay all fees, costs or other charges charged by the AAA or any other organization administering arbitration proceeding agreed upon pursuant to this Section 10 that are above and beyond the filing fees of the federal or state court in the jurisdiction in which the dispute arises, whichever is less. A Participant or the Company shall each be responsible for their own costs of legal representation, if any, except where such costs of legal representation may be awarded as a statutory remedy by the arbitrator. Any award by an arbitration panel shall be final and binding upon a Participant or the Company. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. This provision is covered and enforceable under the terms of the Federal Arbitration Act.

Article 11

Trust

11.01  Establishment of the Trust. The Company may establish one or more Trusts to which Participating Companies may transfer such assets as the Participating Companies determine in their sole discretion to assist in meeting their obligations under the Plan.

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11.02  Interrelationship of the Plan and the Trust. The provisions of the Plan and the relevant Annual Election Forms shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Participating Companies, Participants and the creditors of the Participating Companies to the assets transferred to the Trust.

11.03  Distributions from the Trust. Each Participating Company’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Participating Company’s obligations under this Agreement.

Article 12

Miscellaneous

12.01  Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Plan Accounts and all credits and other adjustments to such Plan Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Plan Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded. In addition, the Committee shall use its reasonable best efforts to interpret and administer the Plan in a manner that satisfies the requirements of Section 409A of the Code.

12.02  Securities Matters. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

12.03  Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Company or any Participating Company. For purposes of the payment of benefits under the Plan, any and all of the Company’s and Participating Companies’ assets, shall be, and remain, the general, unpledged unrestricted assets of the Company or the Participating Companies, as applicable. A Participating Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

12.04  Nonassignability. Neither a Participant nor any other person shall have

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any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

12.05  No Right to Service. Nothing in the Plan or any Annual Election Form shall be deemed to give a Participant the right to continue to be retained in the service of the Company or any Participating Company.

12.06  Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

12.07  Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

12.08  Captions. The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.09  Governing Law. The provisions of the Plan shall be construed and interpreted according to the internal laws of the State of New York without regard to its conflicts of laws principles.

12.10  Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Ameriprise Financial, Inc.
361 Ameriprise Financial Center
Minneapolis, Minnesota 55474
Attn: VP, Compensation and Benefits

with a copy to:

General Counsel’s Office

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Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

12.11  Successors. The provisions of the Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

12.12  Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

12.13  Validity. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

12.14  Incompetent. If the Committee determines in its discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

12.15	Taxation.

(a)       Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefit under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Company shall, or shall cause a Participating Company to, distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid Account Balances under the Plan). If the petition is granted, the tax liability distribution shall be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under the Plan.

(b)     Tax Withholding. No withholding is required on distributions of Plan Accounts, unless at the time of any such distribution, a Participant is an employee of the

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Company or a Participating Company (or is terminated as an employee of the Company or a Participating Company).

12.16  Insurance. The Company, on its own behalf or on behalf of the trustee of the Trust, and, in its sole discretion, may, or may cause a Participating Company to, apply for and procure insurance on the life of the Participant, in such amounts and in such forms as the Trust may choose. The Company, the Participating Company or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Company or a Participating Company, as the case may be, shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Company or such Participating Company has applied for insurance.

12.17  Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, arbitration or litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation or any Participating Company or successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, a Participating Company or any other person takes any action to declare the Plan void or unenforceable or institutes any arbitration, litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the applicable Participating Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participating Company to represent such Participant in connection with the initiation or defense of any arbitration, litigation or other legal action, whether by or against the Company, the Participating Company or any director, officer, shareholder or other person affiliated with the Company, the Participating Company or any successor thereto in any jurisdiction; provided, however, that in the event that the trier in any such legal action determines that the Participant’s claim was not made in good faith or was wholly without merit, the Participant shall return to the Company any amount received pursuant to this Section 12.17.

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Ameriprise Financial

Deferred Equity Progam

For Independent Financial Advisors

Schedule A

September 30, 2005

Participating Employers

•	Ameriprise Financial Services Inc.

•	IDS Life Insurance Company

•	IDS Life Insurance Company of New York

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